Exhibit 10.23

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is dated as of March 8, 2013 (the “Effective Date”), and is entered into by and between SERIES C, LLC, an Arizona limited liability company (“Buyer”), and CLPF-ELLIOT WEST, L.P., a Delaware limited partnership (“Seller”).

1. Purchase and Sale of Property.

Seller hereby agrees to sell, and Buyer hereby agrees to acquire, upon the terms and conditions herein stated, that certain real property located at 351, 401 & 501 Elliott Avenue West, Seattle, Washington 98119 and commonly known as Elliot West, which is more particularly described in Exhibit A (the “Real Property”), together with:

(a) All buildings, improvements and other structures presently located on the Real Property (the “Improvements”), provided, however, that “Improvements” shall not include any fixtures or other improvements owned by “Tenant” (as hereinafter defined);

(b) All personal property (excluding cash and software) owned by Seller, if any, located in or on, and used exclusively in connection with the operation of, the Real Property or the Improvements (the “Personal Property”);

(c) Any and all of Seller’s right, title and interest in and to that certain Lease Agreement by and between Seller and F5 Networks, Inc. (“F5” or “Tenant”) covering all or any portion of the Real Property or Improvements (the “Lease” or the “F5 Lease”), including any guaranties thereof and any security deposits thereunder in Seller’s possession at Closing; and

(d) Any and all of Seller’s right, title and interest in and to any of the following existing at the Closing (i) all contracts, licenses and agreements relating to the operation, maintenance or repair of the Real Property, Improvements or Personal Property (collectively, the “Operating Agreements”) to be assumed by Buyer pursuant to the terms of this Agreement, (ii) all assignable warranties and guaranties issued to Seller in connection with the Improvements or the Personal Property, (iii) all assignable permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Real Property, and (iv) the non-exclusive use of the name “Elliott West” (the property described in this Paragraph 1(d) being sometimes herein referred to collectively as the “Intangibles”).

The Real Property, Improvements, Personal Property, Lease and Intangibles are collectively referred to hereinafter as the “Property”.

2. Purchase Price.

The purchase price for the Property shall be One Hundred Forty-Two Million Five Hundred Thousand Dollars ($142,500,000) (the “Purchase Price”), subject to adjustment as provided in Paragraph 8(e) below and payable as follows:

(a) Within five (5) business days after the execution of this Agreement by Buyer and Seller, Buyer shall deposit in “Escrow” with the “Escrow Holder” (as those terms are hereinafter defined), in an interest-bearing account established by Escrow Holder at First American Title Insurance Company (the “Escrow Account”), in cash or other immediately available funds, the sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Deposit”). The Escrow Holder shall hold the Deposit in the Escrow Account, in accordance with the terms and conditions of this Agreement. All interest on such sum shall be deemed income of Buyer, and Buyer shall be responsible for the payment of all costs and fees imposed on the Escrow Account. Nevertheless, all interest accrued on such sum shall be held and disbursed with, and deemed to be a part of, the “Deposit” for all purposes of this Agreement. At Closing, the Deposit and all interest accrued thereon shall be applied toward the Purchase Price and paid through Escrow to Seller. Provided that this Agreement has not been terminated prior to the expiration of the Due Diligence Period, the Deposit is nonrefundable to the Buyer except as expressly provided in this Agreement.

(b) The balance of the Purchase Price, plus or minus any applicable prorations pursuant to this Agreement, shall be deposited by Buyer into the Escrow Account and shall be paid through Escrow to Seller at Closing in cash or other immediately available funds not later than 5:00 p.m. Eastern time on the “Closing Date” (hereafter defined).

(c) The parties agree and acknowledge that there is no tangible personal property included in the Property and that no portion of the Purchase Price has been allocated to tangible personal property.

3. Due Diligence.

(a) Due Diligence Period.

The “Due Diligence Period” shall expire March 27, 2013. If Buyer disapproves of the Property or any aspect of its due diligence and does not intend to proceed with the transactions contemplated by this Agreement (the “Transactions”) for any reason or no reason, Buyer shall deliver written notice of such disapproval (a “Termination Notice”) to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall be deemed terminated and the Deposit shall be returned to Buyer in accordance with Paragraph 3(f) hereof. In the event Buyer does not deliver a Termination Notice to Seller prior to the expiration of the Due Diligence Period, Buyer shall be conclusively deemed to have approved the purchase of the Property and to have waived any right to terminate this Agreement. For purposes of this Paragraph 3, an approval which is conditioned or qualified in any way shall be deemed a disapproval.

(b) Due Diligence Materials. Seller shall make available to Buyer within two (2) days after Effective Date all books, records, documentation, studies, and information identified on the attached Schedule 3(b) (collectively, the “Seller Diligence Materials”). Seller shall have an ongoing obligation during the pendency of this Agreement to provide Buyer with any type of document or instrument described in Schedule 3(b) (as determined by Seller in its reasonable discretion) which is created or modified in any respect after the Effective Date. Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to provide Buyer with any of Seller’s internal memoranda or reports, any financial projections, budgets or appraisals, or any other confidential, proprietary or privileged information. In addition, Seller will not have any liability, obligation or responsibility with respect to the content or accuracy of any report, study, opinion, projection or analysis provided to Buyer as a part of the Seller Diligence Materials.

(c) Inspection. Between the Effective Date and the Closing Date, or the earlier termination of this Agreement, Seller shall permit Buyer and “Buyer Representatives” (as hereinafter defined) reasonable access to the Property during normal business hours upon reasonable notice to Seller or Koehler & Company (“Property Manager”) to the extent reasonably necessary for the purpose of conducting Buyer’s investigation of the Property. At Seller’s election, Seller may have a representative present during any such inspection. Neither Buyer nor Buyer Representatives shall be entitled to conduct any investigation that involves boring or penetration into the Real Property or Improvements, including, but not limited to, testing for mold (including, without limitation, air sampling) and “Phase II” environmental testing, without the express written consent of Seller which may be granted or denied in Seller’s sole and absolute discretion. Any request by Buyer to Seller for permission to conduct any such intrusive testing shall be in writing and shall be accompanied by a written scope of the intended work in sufficient detail to allow Seller to reasonably evaluate the request. If granted, such consent shall only be in writing, shall only be in the form of the execution and delivery by Buyer and Seller of Seller’s approved form of access agreement and shall not be construed to and shall not release Buyer from its indemnification of Seller hereunder. Buyer shall be exclusively responsible for all costs and fees associated with its investigation and review of the Property. Buyer agrees to conduct and to cause Buyer Representatives to conduct its inspections and reviews (i) in a safe and professional manner; (ii) so as not to create any dangerous or hazardous condition on the Property; (iii) in compliance with all applicable laws; (iv) only after obtaining all permits required to be obtained with respect to such inspections; and (v) in a manner that does not cause any damage, loss, cost or expense to, or claims against Seller or the Property. Buyer agrees to repair any damage or disturbance Buyer or Buyer Representatives shall cause to the Property, and further Buyer agrees to indemnify, defend and hold harmless Seller and the “Seller Parties” (hereafter defined) from any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) directly resulting from the activities of Buyer, Buyer Representatives and Buyer’s agents, employees and contractors upon the Property (but excluding liability, claims, demands, damages and costs resulting solely from the discovery of any latent or defective conditions on the Property other than to the extent the same is worsened by the activities of Buyer or Buyer Representatives), and from and against all mechanics’, materialmen’s or other liens resulting from the conduct of Buyer, Buyer Representatives or Buyer’s agents, employees and contractors upon the Property. This provision shall survive termination of this Agreement.

(d) Insurance. Buyer and Buyer Representatives shall, as a condition of any entry onto the Property, have in force adequate liability insurance with coverage of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollars ($2,000,000) combined single limit, naming Seller as an additional insured, and worker’s compensation insurance as required by law, to protect Seller against any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) which may occur as a result of any activity of Buyer or Buyer Representatives on the Property. Prior to any entry by Buyer or any Buyer Representatives onto the Property, Buyer shall provide to Seller evidence satisfactory to Seller that Buyer is maintaining the insurance required pursuant to this subparagraph 3(d). The foregoing shall not limit or release Buyer’s indemnification contained in subparagraph 3(c), above.

(e) Title and Survey.

(i) Seller has ordered and shall deliver to Buyer a preliminary title report (the “Preliminary Title Report”) prepared by First American Title Insurance Company (the “Title Company”) with respect to the Real Property, together with copies of all documents referred to therein. Seller will provide to Buyer the most current survey of the Property in Seller’s possession. Buyer may, at Buyer’s sole cost and expense, obtain a current survey of the Real Property (the “Survey”).

(ii) Before the later of (1) ten (10) days after Buyer’s receipt of the Preliminary Title Report, and (2) the expiration of the Due Diligence Period (the “Title Review Period”), Buyer shall furnish Seller with a written statement of objections, if any, to title to the Property (“Objections”). If an update or endorsement to the Preliminary Title Report delivered to Buyer or a revision to the Survey (a “Title/Survey Update”) discloses a title or Survey matter that was not disclosed in the original Preliminary Title Report, on the Survey or in a previous Title/Survey Update, Buyer may deliver to Seller, within five (5) days following Buyer’s receipt of the Title/Survey Update (“Title/Survey Update Review Period”) a written Objection to such defect first disclosed on the Title/Survey Update accompanied by a copy of the Title/Survey Update. Buyer shall be deemed to have agreed to accept title subject to all matters reflected in the Preliminary Title Report and any Title/Survey Update and to the state of facts shown on the Survey, other than Objections that have been timely given (other than those which Seller does not agree to cure, as provided herein) and provided that, in no event shall Buyer be deemed to have agreed to accept title subject to (I) monetary liens, encumbrances or security interests against Seller and/or the Property, (II) encumbrances that have been voluntarily placed against the Property by Seller after the Effective Date without Buyer’s prior written consent and that will not otherwise be satisfied on or before the Closing or (III) exceptions that can be removed from the Preliminary Title Report by Seller’s delivery of an owner’s title affidavit or gap indemnity reasonably acceptable to Seller (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”). All title matters and exceptions set forth in the Preliminary Title Report and any Title/Survey Update and the state of facts shown on the Survey which are not Objections, or which are thereafter deemed to be accepted or waived by Buyer as hereinafter provided, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions”.

(iii) If Buyer notifies Seller within the Title Review Period or the Title/Survey Update Review Period, as applicable, of Objections, then within five (5) business days after Seller’s receipt of Buyer’s notice, Seller shall notify Buyer in writing (“Seller’s Title Response Notice”) of the Objections which Seller agrees to attempt to satisfy at or prior to the Closing, at Seller’s sole cost and expense, and of the Objections that Seller cannot or will not satisfy. Failure by Seller to respond to Buyer by the expiration of said five (5) business day response period shall be deemed as Seller’s election not to attempt to cure the Objections raised by Buyer. Notwithstanding the foregoing, Seller shall, in any event, be obligated to satisfy Seller’s Required Removal Items. If Seller chooses not to attempt to satisfy all or any of the Objections that Seller is not obligated to satisfy, Seller shall notify Buyer thereof within the allowed five (5) business day period, then Buyer shall have the option to be exercised within five (5) business days following Buyer’s receipt of the Seller’s Title Response Notice of either (1) terminating this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Paragraph 3(a) hereof or (2) electing to proceed with the purchase of the Property, in which case Buyer shall be deemed to have waived such Objections and such Objections shall become “Permitted Exceptions” for all purposes hereunder. Failure by Buyer to respond to Seller by the expiration of said five (5) business day response period shall be deemed its election to waive the applicable Objection(s), which shall become “Permitted Exceptions”. If, at or prior to the Closing, Seller is unable or unwilling to satisfy any Objections that Seller has previously agreed to attempt to satisfy in Seller’s Title Response Notice, Buyer shall have the option, at Buyer’s sole discretion and without limiting any other right or remedy of Buyer, (I) to adjourn the Closing Date to allow Seller additional time to attempt to satisfy such Objections (such extension not to exceed ten (10) business days), (II) to terminate this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Paragraph 3(a) hereof, or (III) to close this transaction in accordance with the terms and provisions hereof and accepting title in its then existing condition with all matters set forth in the Preliminary Title Report or on the Survey (other than Seller’s Required Removal Items and Objections that Seller has cured) being deemed to be Permitted Exceptions.

(iv) It is a condition to Buyer’s obligation to close that the Title Company shall have committed to issue a 2006 ALTA Owners Policy of Title Insurance to Buyer in the amount of the Purchase Price, insuring that Buyer has good and marketable fee simple title to the Property, subject only to the Permitted Exceptions (collectively, the “Title Policy”) and including such endorsements as Buyer and Title Company agree to prior to the expiration of the Due Diligence Period.

(f) Return of Deposit. In the event of any termination of this Agreement pursuant to this Paragraph 3, and provided the party initiating such termination is not then in breach or default under this Agreement, Escrow shall be canceled, this Agreement shall be terminated and become null and void, all parties hereto shall be released from further performance of this Agreement (with the exception of those provisions or paragraphs which recite that they survive termination of this Agreement), and Escrow Holder shall return to Buyer all or any portion of the Deposit deposited with Escrow Holder and shall return to each party any and all documents which such party had deposited with it.

4. Possession, Etc.

(a) Possession. Buyer shall be entitled to possession of the Property, subject to the rights of Tenant, on the Closing Date.

(b) Operating Agreements. If permitted under any Operating Agreement, Seller shall, after expiration of the Due Diligence Period, but prior to Closing, submit written notice to the applicable vendor(s) to terminate (with a copy of such notice to be delivered to Buyer) any Operating Agreement which Buyer has notified Seller in writing prior to the expiration of the Due Diligence Period that Buyer does not wish to assume; provided that, Seller shall not be obligated to terminate any Operating Agreement where such termination would result in a default under such Operating Agreement, or where Seller would incur any expense in connection with such termination; and provided further that in any event, except for the “Terminable Operating Agreement” (as hereinafter defined), Buyer shall indemnify, defend and hold harmless Seller and the “Seller Parties” (as hereinafter defined) from any and all liability, claims, demands, damages and costs (including attorney’s fees and expenses) on account of any such termination or attempted termination of any Operating Agreement. Such non-terminable Operating Agreements, if any, shall be assumed by Buyer as of the Closing. If Seller provides notice to terminate any Operating Agreement which Buyer has notified Seller in writing that Buyer does not wish to assume, but such Operating Agreement cannot be effectively terminated until after the Closing Date (e.g., a service contract may require at least thirty (30) days advance notice of termination before it termination becomes effective), Buyer shall assume such Operating Agreement as of the Closing until such termination becomes effective in accordance with the terms and conditions of such Operating Agreement. The foregoing to the contrary notwithstanding, Seller shall cause the property management and leasing agreement with Koehler & Company (the “Terminable Operating Agreement”) to be terminated at Closing without liability or expense to the Buyer.

(c) Reports. All information, irrespective of the form of communication, provided to or obtained by Buyer or its directors, officers, employees, agents, contractors, representatives, attorneys or advisors (individually and collectively, the “Buyer Representatives”), whether prepared by or on behalf of Seller, by third party consultants engaged by Buyer, the Buyer Representatives or otherwise, in connection with Buyer’s investigation of the Property shall be maintained in accordance with the confidentiality provisions of Paragraph 16 below. In the event Buyer does not complete the purchase of the Property for any reason, Buyer shall promptly deliver to Seller any and all studies, reports and other matters provided to Buyer or the Buyer Representatives by Seller or Seller Representatives in connection with such investigation process, together with any and all copies thereof, or certify to Seller that Buyer has destroyed same; provided, however, Buyer (i) will be entitled to retain one copy of such materials for compliance purposes or for the purposes of defending or maintaining litigation or threatened litigation, subject to the continued application of the provisions of this paragraph and compliance with Paragraph 16 below, and (ii) will not be obligated to erase any such materials that are contained in an archived computer system made in accordance with its security and/or disaster recovery procedures on the understanding that any such retained materials shall remain subject to the continued application of the provisions of this paragraph. Notwithstanding any provision of this Agreement which refers to the termination of this Agreement and the return of the Deposit to Buyer, such Deposit shall not be returned to Buyer unless and until Buyer has fulfilled its obligation to return or provide to Seller the materials described in the preceding sentence. This provision shall survive termination of this Agreement.

(d) Tenant. In no event shall Buyer or Buyer Representatives be authorized to conduct any activities pursuant to this Paragraph 4, or otherwise, which would in any way materially interfere with or disturb Tenant. Buyer shall not communicate with Tenant without Seller’s express written consent and Seller may have a representative present during any such communication. Notwithstanding the foregoing but without limitation of Seller’s right to have a representative present during any communication between Buyer and Tenant, Buyer or Buyer Representatives may interview Tenant in connection with a typical, customary Phase I environmental report and property condition report.

(e) Seller’s Access. For a period of two (2) years after the Closing, Buyer shall allow Seller and its agents and representatives access without charge to all files, records and documents delivered to Buyer by Seller at or prior to the Closing, upon reasonable advance notice and at all reasonable times, to, at Seller’s cost, examine and make copies of any and all such files, records and documents.

5. The Closing.

(a) The Closing Date. Provided that all conditions to Buyer’s obligation to close have been satisfied or waived, the consummation of the purchase and sale of the Property (“Closing”) shall occur at a time and on a business day specified by Buyer upon not less than five (5) business days advance written notice to Seller, but, unless otherwise extended in accordance with the terms of this Agreement, in no event later than April 6, 2013 (the “Outside Closing Date”). The date upon which Closing shall occur is referred to as the “Closing Date”. Closing shall occur through Escrow as herein provided.

(b) Buyer’s Conditions to Closing. Buyer’s obligation to close the Transactions and purchase the Property is subject to satisfaction of the following conditions precedent:

(i) Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing as if first made on and as of the Closing Date.

(ii) Covenants and Obligations. Seller shall have performed its covenants and obligations under this Agreement in all material respects.

(iii) Title Policy. The Title Company shall have committed to issue the Title Policy.

(iv) Tenant Estoppel Certificate. Receipt by Buyer prior to the Closing Date of a tenant estoppel certificate addressed to Buyer, executed by Tenant with respect to the Lease as of a date which is dated after the Effective Date, substantially in the form attached hereto as Exhibit G (the “Tenant Estoppel”). Seller shall submit the requested form of Tenant Estoppel to the Tenant within three (3) business days after Buyer delivers the Deposit to Escrow Holder and thereafter shall use reasonable efforts (but without obligation to incur any cost or expense or institute any legal action) to obtain and deliver the Tenant Estoppel. Any modifications to the Tenant Estoppel shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld or delayed, provided, however, that so long as Tenant makes no other modifications inconsistent with the terms on the form attached hereto as Exhibit G, the deletion by Tenant of any or all of paragraphs 5, 8, 11, 12 or 13 on such form shall not require the approval of Buyer. If Buyer fails to deliver written notice to Seller setting forth Buyer’s reasonable objections to any such modification to the Tenant Estoppel within five (5) business days after Buyer’s receipt of such modified Tenant Estoppel (which may be submitted to Buyer in either the form proposed to be executed by Tenant or as executed by Tenant), then Buyer shall be conclusively deemed to have approved such modifications. In the event the Tenant Estoppel is received by Buyer more than two (2) business days prior to the end of the Due Diligence

Period, unless Buyer shall have terminated this Agreement in writing prior to the end of the Due Diligence Period, Buyer shall be deemed to have approved (or waived) this condition as of the expiration of the Due Diligence Period.

(c) Waiver of Buyer’s Conditions to Closing. If any condition to Buyer’s obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or other applicable date, Buyer shall have the right at Buyer’s sole discretion and without limiting any other right or remedy of Buyer, (i) to proceed to Close, notwithstanding the non-satisfaction of such condition, in which event the Buyer shall be conclusively deemed to have waived any such condition, (ii) to adjourn the Closing Date for a period not to exceed ten (10) business days to allow Seller additional time to satisfy such conditions, or (iii) to terminate this Agreement by giving written notice to Seller and receive a return of the Deposit, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination.

(d) Seller’s Conditions. Seller’s obligation to close the Transactions and sell the Property is subject to satisfaction of the following conditions precedent:

(i) Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing as if first made on and as of the Closing Date; and

(ii) Covenants and Obligations. Buyer shall have performed its covenants and obligations under this Agreement in all material respects.

(e) Waiver of Seller’s Conditions to Closing. If any condition to Seller’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, Seller may nevertheless proceed to Close, notwithstanding the non-satisfaction of such condition, in which event the Seller shall be conclusively deemed to have waived any such condition.

(f) Deliveries through Escrow. Seller and Buyer shall each deliver to the other through Escrow such documents, instruments and funds consistent with this Agreement as are necessary to consummate the purchase and sale of the Property pursuant to this Agreement, including without limitation, the following:

(i) Deliveries by Buyer. Buyer shall deliver the following:

(1) the Purchase Price in cash or other immediately available funds;

(2) an Assignment of Lease in the form of Exhibit B-1 (the “Lease Assignment”), executed by Buyer;

(3) an Assignment and Assumption in the form of Exhibit B-2 (the “Assignment and Assumption”), executed by Buyer;

(4) a “Closing Statement” (as hereinafter defined), in form and content satisfactory to Buyer and Seller, executed by Buyer; and

(5) such evidence of Buyer’s authority as the Title Company may reasonably require and such other instruments consistent with this Agreement as are reasonably required by Escrow Holder or otherwise required to close Escrow.

(ii) Deliveries by Seller. Seller shall deliver the following:

(1) a Deed in the form of Exhibit C (the “Deed”), executed and acknowledged by Seller;

(2) a Bill of Sale in the form of Exhibit D, executed by Seller;

(3) the Lease Assignment, executed by Seller;

(4) the Assignment and Assumption, executed by Seller;

(5) a Certificate of Non-Foreign Status in the form of Exhibit E, executed by Seller;

(6) an Assignment of Declarant Rights, executed by Seller, with respect to that certain Declaration of Covenants, Conditions, Easements & Restrictions for 401 Elliott West recorded on December 14, 1999, in the official records of King County, Washington as Instrument No. 19991214000953;

(7) the Closing Statement, in form and content satisfactory to Buyer and Seller, executed by Seller;

(8) Evidence that any Operating Agreements required to be terminated as of the Closing Date have been terminated; and

(9) such evidence of Seller’s authority as the Title Company may reasonably require, as well as such other documents executed by Seller (including without limitation, an owner’s title affidavit and gap indemnity) in form reasonably acceptable to Seller.

(g) Deliveries Outside Escrow. Seller and Buyer shall each deliver or otherwise make available to the other outside of Escrow such additional items as are necessary to consummate the purchase and sale of the Property pursuant to this Agreement, including without limitation, the delivery by the Seller to the Buyer of the following to the extent any of the following are in Seller’s possession and have not been previously delivered to Buyer:

(i) to the extent not previously delivered by Seller to Buyer and to the extent in Seller’s possession, (a) records and files relating to the current operation and maintenance of the Property, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenant, repair and maintenance records and the like which affect or relate to the Property, (b) all architectural and engineering plans and specifications relating to the Property, and (c) the original Lease and Operating Agreements assumed at Closing;

(ii) permits, warranties and plans and specifications relating to the Property;

(iii) Tenant files relating to the F5 Lease; and

(iv) the keys, combinations and pass cards to doors or locks on the Property.

(h) Notice to Tenant. Seller shall execute and deliver to Tenant promptly after Closing a Notice to Tenant in the form of Exhibit F.

(i) Simultaneous Delivery; Conditions Concurrent. All documents and other items to be delivered at the Closing shall be deemed to have been delivered simultaneously and no individual delivery shall be effective until all such items have been delivered.

6. Escrow.

(a) Opening of Escrow. Concurrently with the execution of this Agreement, Buyer and Seller shall open an escrow (the “Escrow”) with Chicago Title Insurance Company (“Escrow Holder”), and provide Escrow Holder with a fully executed copy of this Agreement. This Agreement, together with any additional instructions executed by the parties as hereinafter provided, shall constitute Escrow Holder’s instructions in connection with the Escrow.

(b) Duties of Escrow Holder. The duties of Escrow Holder shall be as follows:

(i) retain and safely keep all funds, documents and instruments deposited with it pursuant to this Agreement;

(ii) upon the Closing, deliver to the parties entitled thereto all funds, documents and instruments to be delivered through Escrow pursuant to this Agreement;

(iii) upon the Closing, cause the recordation of the Deed in the Office of the County Recorder of the County in which the Property is located. Escrow Holder is instructed to request that the amount of the documentary transfer tax due be shown on a separate paper and affixed to the Deed by the County Recorder after the permanent record thereof is made;

(iv) comply with the terms of this Agreement which specifically apply to Escrow Holder and comply with the terms of any additional instructions jointly executed by Buyer and Seller;

(v) handle the Deposit and all other funds deposited with it according to the terms of this Agreement; and

(vi) upon the Closing, cause the Title Company to issue the Title Policy to Buyer.

(c) Additional Provisions. Escrow Holder’s rights and obligations shall be further specified in such additional instructions acceptable to Buyer and Seller and not inconsistent with the terms of this Agreement as Escrow Holder customarily requires in real property escrows administered by it. In the event of any conflict between this Agreement and such additional instructions, the terms of this Agreement shall prevail. Without limiting the foregoing, no provision in any supplementary Escrow instructions shall extend the Closing Date provided for herein, provide any grace period not provided in this Agreement, indemnify Escrow Holder for its negligence or willful failure to performs its duties, or give Escrow Holder or any broker any rights in this Agreement or the Deposit.

(d) No Extensions of Time. Any delay in the opening of the Escrow or the execution of supplemental escrow instructions shall in no way delay or extend the Effective Date, the expiration of the Due Diligence Period or the Closing Date.

(e) Reporting. To the extent the Transactions involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986 (the “IRC”), Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the IRC (and any similar requirements imposed by state or local law), which in part requires Escrow Holder to report real estate transactions closing after December 31, 1986 by, among other things, preparing and causing to be filed any applicable Internal Revenue Service Forms and any applicable additional statements in connection therewith. For purposes hereof, Seller’s tax identification number is 20-3774025. Escrow Holder shall defend, indemnify and hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) arising or resulting from the failure or refusal of Escrow Holder to comply with such reporting requirements.

7. Costs.

(a) Seller. Seller shall pay the premium, including Washington State sales tax on the title premiums attributable to Seller hereunder, for a standard form (without extended coverage) Owner’s Policy of Title Insurance in the amount of the Purchase Price, without endorsements, the Washington real estate excise tax and any other transfer, deed, sales, stamp or similar taxes payable in connection with the conveyance of the Property, and one half of the Escrow fee, if any.

(b) Buyer. Buyer shall pay one half of the Escrow fee, if any, any recording fees, notary fees, and similar fees attributable to, pertaining to, or otherwise due and payable in connection with, the transactions contemplated by this Agreement, excluding excise, transfer taxes, or similar taxes which shall be paid by Seller at Closing, the premium for the Title Policy to the extent it exceeds the cost thereof to be paid by Seller, including, but not limited to, premiums for ALTA or other extended coverage and title endorsements desired by Buyer, if any, and the cost of the Survey. In addition, any costs relating to Buyer’s due diligence, including without limitation, costs of appraisers, inspectors, auditors and environmental or engineering consultants, shall be Buyer’s sole responsibility.

(c) Termination. Notwithstanding anything contained in this Paragraph 7 to the contrary: (i) if this Agreement is terminated on account of the default by any party, then the defaulting party shall pay any cancellation or termination fees chargeable by Escrow Holder or the Title Company; (ii) if this Agreement is terminated by Buyer pursuant to any provision of this Agreement giving Buyer the right to terminate, other than Seller’s default, Buyer shall pay any cancellation or termination fees chargeable by the Escrow Holder or Title Company; and (iii) if this Agreement is terminated by Seller pursuant to any provision of this Agreement giving Seller the right to terminate, other than Buyer’s default, Seller shall pay any cancellation or termination fees chargeable by the Escrow Holder or Title Company. This paragraph shall survive termination of this Agreement.

8. Prorations and Deposits. The following shall be apportioned as of 12:01 a.m. on the Closing Date, with the Buyer being credited or charged, as the case may be, with the Closing Date. All prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable:

(a) Rent. Rent actually received under the F5 Lease, if any, shall be apportioned as of the Closing Date. With respect to any rent arrearages existing under the F5 Lease on the Closing Date, if any, after Closing Buyer shall promptly pay to Seller any rent actually collected by Buyer which is applicable to the period preceding the Closing Date and Seller shall promptly pay to Buyer any rent actually collected by Seller which is applicable to the period on or after the Closing Date; provided, however, that all rent received by Seller or Buyer shall be applied first to then current rent and then to delinquent rent, if any, in the order of maturity. For a period of ninety (90) days after Closing, Buyer shall make good faith efforts to collect all rent arrearages in accordance with Buyer’s normal collection practices; provided, however, that Buyer shall not be obligated to expend any funds in connection therewith and, unless Buyer is also instituting litigation to collect rent under the F5 Lease due after the Closing, Buyer need not institute litigation to collect rent due under such Lease prior to Closing. Subject to Paragraph 8(j) below, Seller shall be permitted to pursue its legal and equitable remedies for collection of any rent arrearages applicable to the period prior to the Closing Date, and Buyer shall cooperate with Seller’s efforts, provided that Buyer shall incur no cost or expense in connection therewith.

(b) Leasing Costs.

At Closing, Seller shall give Buyer credit for the unexpired amount of the abatement of base rent and operating expenses provided to Tenant for the period ending July 31, 2013, in the amount of $2,675 per day.

(c) Deposits. At Closing, Seller shall, at Seller’s option, either deliver to Buyer any refundable cash security deposits actually held by Seller pursuant to the F5 Lease or credit to Buyer the amount of such cash security deposits. Seller shall request, receive and retain all refundable cash and other deposits posted by Seller with utility companies serving the Property.

(d) Utility Charges. Seller shall use reasonable efforts to cause any applicable utility meters to be read on the day prior to the Closing Date, and will be responsible for the cost of any applicable utilities used prior to the Closing Date (except utility charges payable directly by the Tenant to the applicable utility companies). If the meters are not read as herein set forth, all such expenses shall be prorated.

(e) Real Estate Taxes and Assessments. Taxes, if any, due and payable for the fiscal year in which the Closing occurs of each applicable governmental authority having jurisdiction over the Property. If the Closing Date shall occur before the tax rate is fixed or current year’s assessment has been made, the apportionment of Taxes shall be upon the basis of the tax rate for the preceding fiscal year applied to the latest assessed valuation. If, at the time of Closing, the Property or any portions thereof shall be or shall have been affected by an assessment or assessments or any similar charge by any authorities which are or may become payable in installments, then for purposes of this Agreement, unpaid installments due on or after the Closing Date shall be deemed to be due after the Closing Date and shall not be deemed to be liens upon the Property and Buyer shall be responsible for all such installments due after the Closing Date, subject to the appropriate apportionment of any such installment.

(f) Tenant Operating Expenses Reconciliation. Within ninety (90) days after the last day of the calendar year in which the Closing occurs or as soon as possible thereafter, if and to the extent Operating Expenses are paid by the Tenant, Buyer will reconcile the amounts paid by the Tenant as additional rent for real estate taxes, electrical charges, utility costs and other operating expenses (collectively, the “Operating Expenses”) for such calendar year against the amounts owed by Tenant for Operating Expenses for such calendar year based on Buyer’s books and records relating to Buyer’s period of ownership of the Property in such calendar year and on information provided to Buyer by Seller relating to Seller’s period of ownership of the Property in such calendar year. Upon such reconciliation, Seller and Buyer shall be liable for overpayments of Operating Expenses, and shall be entitled to payments from Tenant with respect to underpayments of Operating Expenses, as the case may be, based upon the Operating Expenses paid by Seller and Buyer during each party’s period of ownership during such calendar year. All invoices and reimbursements will be delivered to the Tenant by Buyer. Buyer agrees to use commercially reasonable efforts to collect the amounts billed to Tenant for underpayments, Seller’s portion of which shall be paid to Seller within 10 Business Days of receipt by Buyer and shall be and remain the property of Seller upon such payment to Seller.

(g) Other Apportionments. Amounts payable under the Operating Agreements, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs which are not already the Buyer’s responsibility pursuant to the Lease shall be apportioned as of the Closing Date.

(h) Preliminary Closing Adjustment. Seller and Buyer shall jointly prepare and approve a preliminary Closing adjustment (the “Closing Statement”) on the basis of the Lease and other sources of income and expense, and shall deliver such computation to Escrow Holder prior to Closing.

(i) Post-Closing Reconciliation. If any of the aforesaid prorations cannot be definitely calculated on the Closing Date, then they shall be estimated at the Closing. No later than April 30, 2014 (the “Final Adjustment Date”), Seller and Buyer shall make a final adjustment in accordance with the provisions of this Paragraph 8 for items of additional rents for which final adjustments or prorations could not be definitely calculated on the Closing Date, if any, because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of common area maintenance, taxes and like items, or any other reason. Except to the extent otherwise provided in this Paragraph 8, any net adjustment in favor of Buyer or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

(j) Collection Cooperation. With respect to Seller’s rights to collect certain funds after the Closing directly from F5, Seller shall continue to have the right, in its own name, to demand payment of and to collect such amounts owed to Seller by F5, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against F5; provided, however, that in no event may Seller pursue any action that would result in eviction of F5 or termination of F5’s Lease. Delivery of the F5 Lease to Buyer at Closing shall not constitute a waiver by Seller of such right. Buyer agrees to reasonably cooperate with Seller in connection with all efforts by Seller to collect such amounts and to take all reasonable steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, upon prior written notice, of copies of any relevant books and records (including any rent statements, receipted bills and copies of checks used in payment of such sums), the execution of any and all consents or other documents, and the undertaking of any act necessary for the collection of such amounts by Seller, excluding proceedings for eviction, and provided that Seller shall be required to reimburse Buyer for all reasonable expenses incurred by Buyer in connection therewith.

9. Representations and Warranties.

(a) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

(i) Buyer is a limited liability company, duly organized and validly existing and in good standing under the laws of its state of organization. As of Closing, Buyer shall be in good standing and duly qualified to do business in the State where the Property is located and shall have the full power and authority to enter into, be bound by and comply with the terms of this Agreement and will have obtained all necessary authorizations, consents and approvals to enter into and consummate the Transactions.

(ii) This Agreement and all documents executed by Buyer in connection with this Agreement which are to be delivered to Seller at Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer, and are, or at Closing will be, legal, valid and binding obligations of Buyer and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(iii) Buyer is currently (a) in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto, and (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation. In connection with the representations and warranties by Buyer under this subparagraph 9(a)(iv), Seller acknowledges that, with respect to application of such representations and warranties to the shareholders of Cole Corporate Income Trust, Inc., Buyer has relied and will rely exclusively on its broker-dealer network to implement normal and customary investor screening practices mandated by applicable law and FINRA regulations in the making of the foregoing representations and warranties.

(b) Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

(i) Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of its state of organization and has the full power and authority to enter into and comply with the terms of this Agreement and has, or at Closing will have, obtained all necessary consents and approvals required for Seller to enter into and consummate the Transactions.

(ii) This Agreement and all documents executed by Seller in connection with this Agreement which are to be delivered to Buyer at Closing, are or at the time of Closing will be, duly authorized, executed and delivered by Seller, and are, or at Closing will be, legal, valid and binding obligations of Seller and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller is subject.

(iii) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(iv) Seller is currently (a) in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto, and (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation.

(v) To Seller’s actual knowledge, there are no pending legal actions or arbitrations, at law or in equity, affecting the Property.

(vi) The F5 Lease and a Lease Agreement between Seller and S.K. Koehler & Company for 681 rentable square feet in 401 Elliott West (the “Koehler Lease”) are the only Leases affecting the Property as of the Effective Date. The Koehler Lease shall terminate as of the Closing.

(vii) Exhibit H is a complete list of all Operating Agreements affecting the Property as of the Effective Date, and to Seller’s actual knowledge, Seller has not received any notice that a default of Seller exists under any of the Operating Agreements.

(viii) To Seller’s actual knowledge, Seller has not intentionally withheld or prevented Buyer from reviewing any books, records or other documents in Seller’s possession relating to the Property, with the exception of any confidential, proprietary or privileged information.

(ix) To Seller’s actual knowledge, there is no environmental condition at the Property that does not comply with applicable environmental laws and regulations, and Seller has not received any written notice from any governmental authority of any environmental condition at the Property that does not comply with applicable environmental laws and regulations, in each case except as disclosed in the environmental report dated October 25, 2005 by Calloway Environmental, Inc., and provided to Buyer.

(x) To Seller’s actual knowledge, Seller has not received written notice from any governmental authority of any violation of any applicable law, ordinance, rule or regulation applicable to the Property that has not been cured.

(xi) Seller has not granted any options to purchase or rights of first refusal affecting or relating to the Property or any other agreement, written or oral, under which Seller is or could become obligated to sell the Property.

(xii) Seller has sent no written notice of default to Tenant and, to Seller’s actual knowledge, no default of Tenant exists under the Lease.

(xiii) To Seller’s actual knowledge, except as set forth in Exhibit I attached hereto there are no unexpired rental abatements under the F5 Lease, nor any unpaid tenant improvement costs or allowances payable by Seller with regard to the F5 Lease.

(xiv) To Seller’s actual knowledge, Seller has not received notice from Tenant indicating Tenant’s intention to exercise the partial lease termination/space reduction option provided for in the F5 Lease.

(xv) To Seller’s actual knowledge, there are no rental, lease, or other commissions payable by Seller to any person or entity with respect to the current term of the Lease, and Seller is not a party to any agreement requiring the payment of any leasing commissions or fees in connection with Tenant’s exercise of the options to renew under the Lease.

(xvi) To Seller’s actual knowledge, Seller has not received written notice from any governmental authority of any pending condemnation action against any of the Property.

The term “Seller’s actual knowledge” shall mean the current actual personal knowledge of, and only of, Michael Duffy or Stephen Latimer, with no imputation of knowledge and no duty of investigation or inquiry. Seller represents that the parties listed above are the individuals currently charged with responsibility for the day-to-day operation or oversight of the Property.

(c) Limitations on Liability. All representations and warranties of Buyer set forth in Paragraph 9(a) of this Agreement (collectively, the “Buyer Representations”) and the representations and warranties of Seller set forth in Paragraph 9(b) of this Agreement (collectively, the “Seller Representations”) shall be deemed to have been made as of the Effective Date and again as of the Closing Date. Notwithstanding the foregoing, Seller’s representations and warranties contained in Paragraph 9(b) of this Agreement shall survive the Closing for a period of nine (9) months after the Closing Date (the “Survival Period”) subject to the provisions of this Paragraph 9(c); provided, however, that (i) the Survival Period for Seller’s and Buyer’s obligations under Paragraphs 8(f) and 8(i) shall survive until thirty (30) days after the Final Adjustment Date, and (ii) the Survival Period for Seller’s obligations under Paragraph 21(f) shall survive until the expiration of the rights of the Tenant under the Lease with respect to operating expenses for the calendar years preceding the calendar year of Closing. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed or to be executed in connection herewith (collectively, including this Agreement, said exhibits and all such documents, the “Purchase Documents”), it is expressly understood and agreed by and between the parties hereto that the recourse of Buyer or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, “Seller’s Undertakings”) shall (i) be deemed waived unless Buyer has both delivered to Seller written notice that Buyer is seeking recourse under Seller’s Undertakings (the “Recourse Notice”) prior to the expiration of the Survival Period and filed suit within sixty (60) days thereafter, and (ii) be limited to an amount not to exceed Three Million Dollars ($3,000,000) in the aggregate for all recourse of Buyer under the Purchase Documents. Seller shall have no liability to Buyer for a breach or default of any of Seller’s Undertakings unless the valid claims for all such breaches and defaults collectively aggregate more than Fifteen Thousand Dollars ($15,000), in which event the full amount of such, valid claims shall be actionable. Any Seller’s Undertakings for which a Recourse Notice has not been given prior to the expiration of the Survival Period, or for which such specific suit has not been commenced on or before the date sixty (60) days following the expiration of the Survival Period shall terminate and cease to be of any force or effect, and neither party shall have any right, remedy, obligation or liability thereunder. Any such representation or warranty for which such specific written notice has not been given prior to the expiration of the Survival Period, or for which such specific suit has not been commenced on or before the date which is sixty (60) days following the expiration of the Survival Period, shall terminate and cease to be of any force or effect and neither party shall have any right, remedy, obligation or liability thereunder. In the event, prior to Closing, Seller discovers that any of Seller’s Undertakings have materially and adversely changed, Seller shall give written notice thereof to Buyer (a “Material and Adverse

Change Notice”) and Seller’s Undertakings shall be deemed qualified and amended as set forth in such Material and Adverse Change Notice. Within three (3) days after receipt of a Material and Adverse Change Notice (the Closing Date being hereby extended for such period, if necessary to give Buyer adequate time to respond), Buyer, as its sole and exclusive remedy at law or in equity on account of such Material and Adverse Change Notice from Seller, all other rights and remedies being hereby waived, may elect by written notice to Seller either to (i) terminate this Agreement, in which case the provisions of Paragraph 3(a) shall apply or (ii) accept and approve Seller’s Undertakings as so qualified and amended and proceed with the Transactions without any right or remedy on account thereof. Buyer’s failure to give timely written notice of such election to Seller shall constitute Buyer’s irrevocable election to accept and approve Seller’s Undertakings as so qualified and amended and proceed with the Transactions without any right or remedy on account thereof.

(d) Disclaimer of Seller Representations and Warranties. Except as specifically stated in Paragraph 9(b) or in the Deed or Lease Assignment, neither Seller, nor any of Seller’s officers, directors, trustees, beneficiaries, employees, agents, attorneys or contractors thereof or therefor (individually and collectively, the “Seller Parties”) is making or shall be deemed to have made any express or implied representation or warranty of any kind or nature as to the Property or the Transactions contemplated in this Agreement, including, without limitation, (i) the financial status of the Property, including without limitation, income or expenses generated, paid or incurred in connection with the Property, (ii) the nature, physical or environmental condition, safety or any other aspect of the Property or the Property’s compliance with applicable laws, ordinances, rules and regulations, including, without limitation, zoning ordinances, building codes (including, without limitation, the Americans With Disabilities Act) and environmental, hazardous material, natural hazards and endangered species statutes, (iii) the accuracy or completeness of any information or data provided or to be provided by Seller Parties, including, without limitation, copies of any reports or documents prepared for Seller Parties whether by third parties or otherwise which may be included with such information, or (iv) any other matter relating to the Property or Seller. Without limiting the foregoing, Buyer hereby acknowledges that, except as expressly provided in Paragraph 9(b) the Property will be sold to Buyer “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and except for the express Seller representations and warranties contained in Paragraph 9(b) hereof or in the Deed or Lease Assignment, there are no representations and/or warranties, express or implied, made by Seller Parties in connection with the Transactions contemplated in this Agreement. Buyer acknowledges and agrees that, except as specifically provided in this Agreement or in the Deed or Lease Assignment, (v) Buyer shall rely upon Buyer’s own due diligence in determining whether the Property is suitable for purchase by Buyer; (vi) Buyer has been given a reasonable opportunity to inspect and investigate the Property, including without limitation all Improvements, Personal Property, the Leases, the Operating Agreements, the other Intangible Property and all aspects relating thereto, either independently or through agents and experts of Buyer’s choosing; (vii) Buyer is acquiring the Property based exclusively upon Buyer’s own investigations and inspections thereof; (viii) Seller has no obligation to repair or correct any facts, circumstances, conditions or defects or compensate Buyer therefor; and (ix) by reason of all of the foregoing, Buyer shall assume the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Property. Buyer further acknowledges that:

(i) Seller makes no representation or warranty regarding the permitted use of the Property. In particular, Seller makes no representation or warranty that the Property may continue to be used for its present uses, that the Property complies with any ordinances, codes or regulations or were or are properly permitted, the condition of or rights to ingress, egress or access to and from the Property, or the condition of or any rights with respect to the water courses traversing the Property;

(ii) Seller has made or will make available for Buyer’s inspection copies of certain studies, reports and other information in Seller’s possession applicable to the Property. By furnishing these materials neither Seller nor any Seller Party shall be deemed to have made any representation or warranty of any kind or nature whatsoever with respect to any matter set forth, contained or addressed in such materials, including but not limited to the accuracy, adequacy or completeness thereof. The Seller Parties shall incur no liability to Buyer by reason of furnishing any such information. Consequently, Buyer, for itself and its successors in interest, hereby releases the Seller Parties from, and waives all claims and liability against the Seller Parties for any and all statements or opinions now or hereafter made, or information now or hereafter furnished, by the Seller Parties to Buyer or its agents or representatives.

(e) Release. Except as expressly provided in Paragraph 9(b) or in the Deed or Lease Assignment, upon Closing, and except to the extent expressly provided in Paragraphs 13 and 14 below, as between Buyer and Seller only, Buyer shall assume the risk that adverse matters, including but not limited to, construction defects, adverse physical, environmental, hazardous materials, endangered species, zoning, access or water course issues or conditions, may not have been revealed by Buyer’s investigations. Except as expressly provided in Paragraph 9(b) or in the Deed or Lease Assignment, Buyer releases all Seller Parties from, and waives any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to, the Leases or any latent or patent issue or condition at the Property, including without limitation, claims, liabilities and contribution rights relating to the presence, discovery or removal of any hazardous materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based thereon. For purposes of this Agreement, the term “hazardous material” shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or asbestos containing material, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product, fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, without limitation, mold, mildew and viruses, whether or not living. It is the intention of the parties that the foregoing release shall be effective with respect to all matters, past and present, known and unknown, suspected and unsuspected, but shall not be effective with respect to, and shall not include, any liability, claims, demands, damages or costs asserted by parties other than Buyer. Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit all Seller Parties from any such unknown losses, damages, liabilities, costs and expenses. The Buyer acknowledges that the foregoing acknowledgments, releases and waivers were expressly bargained for.

10. Remedies.

(a) REMEDIES FOR BUYER’S BREACH. IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER OR BREACH OF THIS AGREEMENT ON THE PART OF THE BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGE TO SELLER. BUYER AND SELLER THEREFORE AGREE THAT, IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS HEREIN PROVIDED BY REASON OF BUYER’S BREACH OR DEFAULT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES AND THAT SELLER SHALL BE ENTITLED TO SAID SUM AS LIQUIDATED DAMAGES, WHICH SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY, EITHER AT LAW OR IN EQUITY. IN SUCH EVENT, THE ESCROW HOLDER SHALL, WITHIN THREE (3) BUSINESS DAYS OF WRITTEN DEMAND BY SELLER TO ESCROW AGENT AND BUYER, WITHOUT JOINDER OF BUYER, DELIVER THE DEPOSIT TO SELLER IN CASH OR OTHER IMMEDIATELY AVAILABLE FUNDS. THE FOREGOING DOES NOT LIMIT BUYER’S LIABILITY UNDER ANY INDEMNITY OR OTHER PROVISION OF THIS AGREEMENT WHICH BY ITS TERMS SURVIVES A TERMINATION OF THIS AGREEMENT OR IS TO BE PERFORMED AFTER CLOSING. TO SIGNIFY THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS PARAGRAPH 10(a) BUYER AND SELLER HAVE SEPARATELY INITIALED THIS PARAGRAPH.

SELLER INITIALS:                      BUYER INITIALS:

(b) Remedies for Seller’s Breach. In the event the sale of the Property is not consummated because of default under or breach of this Agreement on the part of Seller, Buyer shall have the option, as its sole and exclusive remedy at law or in equity, to either (i) terminate this Agreement by delivery of written notice of termination to Seller, whereupon the Deposit shall be returned to Buyer, Seller shall reimburse Buyer for Buyer’s actual out-of-pocket third-party costs and expenses in connection with its investigation of the Property in an amount not to exceed Seventy-Five Thousand Dollars ($75,000), and Buyer shall provide invoices to Seller reflecting such costs and expenses, and Buyer and Seller shall each be released from all other liability hereunder (except for those provisions which recite that they survive termination); (ii) extend the Closing Date for such reasonable period of time as may be required to permit Seller to cure or remedy such breach (provided such period of time shall not exceed thirty (30) days unless such greater period of time is agreed to in writing by Seller) or (iii) continue this Agreement and seek the equitable remedy of specific performance. The foregoing options are mutually exclusive and are the exclusive rights and remedies available to Buyer at law or in equity in the event the sale of the Property is not consummated because of Seller’s default under or breach of this Agreement. Buyer hereby waives any and all rights it may now or hereafter have to pursue any other remedy or recover any other damages on account of any such breach or default by Seller, including, without limitation, loss of bargain, special, punitive, compensatory or consequential damages. Buyer shall be deemed to have elected its remedy under clause (i) of this paragraph if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred. Notwithstanding anything herein to the contrary, in the event that Seller conveys the Property to a third party prior to Closing or any earlier termination or deemed termination of this Agreement, Buyer shall have the right to pursue any remedy at law or in equity including, without limitation, a claim for money damages, provided that any such claim for money damages shall not exceed One Million Dollars ($1,000,000.00).

(c) Survival of Indemnities. Notwithstanding subparagraphs (a) and (b) of this paragraph, in no event shall the provisions of this Paragraph 10 limit the damages recoverable by either party against the other party due to any indemnity obligation expressly set forth in this Agreement, or other provision of this Agreement which by its terms survives a termination of this Agreement or is to be performed after Closing, as identified in Section 21(r) below.

(d) Limitation on Damages.

Buyer and Seller hereby waive any and all rights each may now or hereafter have to pursue any special, punitive, compensatory or consequential damages with respect to a breach or default by the other party.

(e) Survival. The terms of this Section 10 shall survive the termination of this Agreement.

11. Buyer’s Obligations Pending Closing. Buyer shall not attempt to terminate, supplement, amend or modify in any way any of the Leases, Operating Agreements or any other matters affecting the Property prior to the Closing. In addition, Buyer shall not file or cause to be filed any application or request with any governmental or quasi-governmental agency prior to Closing which would or could lead to a hearing before any governmental or quasi-governmental agency or which would or could lead to any change in zoning, parcelization, licenses, permits or other entitlements or any other investigation or restriction on the use of the Property, or any part thereof; provided however, Buyer may make such requests as are reasonably necessary to obtain a customary zoning report and/or zoning confirmation letter without violating the foregoing restriction.

12. Seller’s Obligations Pending Closing.

(a) Subject to the provisions of Paragraphs 13 and 14 hereof, and except to the extent that such maintenance is the obligation of any tenant under the Leases, until Closing, Seller shall maintain the Property in its condition existing on the Effective Date, normal wear and tear excepted. Prior to Closing, Seller shall also maintain its existing fire and extended coverage insurance, if any, with respect to the Property and continue to operate the Property in the manner operated as of the Effective Date.

(b) Following the Effective Date and prior to Closing or the earlier termination of this Agreement, Seller shall not enter into any new, or the modification or termination of any existing, lease, Operating Agreement or other agreement affecting the Property without first obtaining Buyer’s written approval thereof, such approval to be in Buyer’s reasonable discretion.

(c) Following the Effective Date and prior to Closing or the earlier termination of this Agreement, Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, without Buyer’s prior written consent.

(d) Following the Effective Date and prior to Closing or the earlier termination of this Agreement, Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use.

(e) Following the Effective Date and prior to Closing or the earlier termination of this Agreement, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon the Property or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances without first obtaining Buyer’s written approval thereof, such approval to be in Buyer’s reasonable discretion.

(f) Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller shall instruct Broker (defined below) that it may not provide a copy of nor disclose any of the terms of this Agreement to any appraiser without the prior written consent of Buyer.

13. Damage or Destruction. If any of the Improvements are damaged or destroyed prior to Closing, but not materially damaged or destroyed, by fire or other casualty, Buyer shall be required to perform this Agreement and shall be entitled to the casualty insurance proceeds payable with respect thereto (including without limitation any business income, rent loss or like insurance proceeds relating to Property income lost or abated for periods following Closing (such lost or abated income, the “Lost Income”)) under the policies of insurance maintained by Seller (collectively, the “Insurance Proceeds”) and a credit against the Purchase Price in the amount of the applicable deductible. If the Property is materially damaged or destroyed by fire or other casualty, Buyer may terminate this Agreement on written notice to Seller given within five (5) business days after receiving notice of the occurrence of such fire or casualty. If Buyer shall exercise such option to terminate, it shall be deemed that Buyer terminated this Agreement pursuant to Paragraph 3(a) and the rights of the parties shall be as set forth therein. If Buyer does not exercise such option to terminate, this Agreement shall remain in full force and effect in accordance with its terms and Buyer shall be entitled to the Insurance Proceeds and a credit against the Purchase Price in the amount of the applicable deductible. For purposes hereof, the Property shall be deemed “materially damaged or destroyed” if (i) such damage or destruction will entitle Tenant to terminate the Lease; (ii) such damage or destruction will entitle Tenant to abate its rent in whole or in part, and such Lost Income is not fully covered by Insurance Proceeds or (iii) the damage or destruction is not fully covered by Insurance Proceeds (excluding any deductible amount).

14. Eminent Domain. If, at any time prior to the Closing, written notice of a proposed condemnation or taking is received, legal proceedings under power of eminent domain are commenced with respect to all or any portion of the Property, or all or any part of the Property is conveyed in lieu of condemnation, Buyer shall have the right, within five (5) business days of receipt of notice thereof, to terminate this Agreement in which event it shall be deemed that Buyer terminated this Agreement pursuant to Paragraph 3(a) and the rights of the parties shall be as set forth therein. In the event Buyer does not elect to terminate this Agreement, Seller shall, in its discretion, assign to Buyer, at the Closing, all of Seller’s rights, title and interest in and to any condemnation proceeds payable with respect to the Property or retain the right to such proceeds and grant Buyer a credit against the Purchase Price equal to the amount of any condemnation award paid to Seller.

15. Commissions. Neither Seller nor Buyer has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of the Transactions, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the sale contemplated herein other than Eastdil Secured Broker Services, Inc. (the “Broker”). If, and only if, the Closing occurs, Seller will pay a commission to the Broker in connection with the Transactions pursuant to a separate written agreement between Seller and Broker (the “Commission Agreement”). In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement other than pursuant to the Commission Agreement, Buyer shall indemnify, defend and hold harmless Seller and the Seller Parties from and against any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Buyer, and Seller shall indemnify, defend and hold harmless Buyer from and against any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Seller. The provisions of this paragraph shall survive termination of this Agreement.

16. Publicity and Confidentiality. Buyer and Seller each agree that the terms of the Transactions, the identities of Buyer and Seller, and all information made available by one party to the other or in any way relating to the other party’s interest in that transaction (collectively, the “Confidential Information”), shall be treated as confidential by the parties using the same degree of care with respect to the Confidential Information as such parties employ with respect to its own proprietary or confidential information of like importance, and no disclosure of such information will be made, whether or not the transaction contemplated by this Agreement shall close, except to such attorneys, accountants, investment advisors, lenders and others as are reasonably required to evaluate and consummate that transaction. Buyer and Seller shall not be obligated to keep confidential any Confidential Information that (1) is already in the public domain, (2) is or becomes generally available to the public other than as a result of a disclosure by the receiving party, or (3) is or becomes available on a non-confidential basis from a source other than the disclosing party who, to the receiving party’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, the disclosing party prohibiting such disclosure. Buyer and Seller each further agree and covenant as follows:

(a) Neither Buyer nor Seller shall disclose or authorize the disclosure of the terms of this Agreement or any instruments, documents, or assignments delivered in connection with this Agreement, or the identity of the other party to this Agreement in any public statement, news release, or other announcement or publication; provided, however, that upon Closing, Buyer may issue a press release describing the Transactions which (i) does include any reference to Seller and (ii) has been approved by Seller.

(b) Nothing in this paragraph shall prevent either Buyer or Seller from disclosing or accessing any information otherwise deemed confidential under this paragraph (i) in connection with that party’s enforcement of its rights hereunder; (ii) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement; (iii) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); or (iv) to potential investors, participants or assignees in or of the transaction contemplated by this Agreement or such party’s rights therein.

Except with respect to subparagraph (a) above, the parties’ obligations under the foregoing provisions of this Paragraph 16 shall terminate on the earlier of (x) twelve months from the Effective Date, or (y) the Closing Date.

17. Exculpation. No present or future officer, director, employee, trustee, beneficiary, internal investment contractor or agent of Seller shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, beneficiary, internal investment contractor or agent, under or in connection with this Agreement or any other document or instrument heretofore or hereafter executed in connection with this Agreement either before or after Closing. Buyer hereby waives and releases any and all such personal liability and recourse. In addition, Buyer acknowledges and agrees that prior to Closing Buyer and all other persons dealing with Seller must look solely to Seller’s interest in the Property for the enforcement of any claims against or liability of Seller, and after Closing Buyer and all other persons dealing with Seller shall be limited to the amount of the Purchase Price for the enforcement of any claims against or liability of Seller, to the extent such claims are not otherwise limited in this Agreement. The limitations of liability provided in this paragraph are in addition to, and not in limitation of, any limitation on liability provided for elsewhere in this Agreement or provided by law or in any other contract, agreement or instrument.

18. [Intentionally omitted].

19. Sophistication of the Parties. Buyer and Seller are sophisticated in the buying and selling of income producing property similar to the Property and each has engaged its own sophisticated real estate counsel and advisors. Buyer and Seller each has knowledge and experience in financial and business matters to enable them each to evaluate the merits and risks of the Transactions contemplated hereby. Neither Buyer nor Seller is in a disparate bargaining position with respect to the other. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question.

20. Notice. Any notice or other communication required or permitted to be given under this Agreement, or by law, shall be in writing and either (a) personally delivered, (b) sent by United States mail, registered or certified, or express mail, postage prepaid, return receipt requested, (c) sent by any nationally-recognized overnight courier service that provides receipted delivery service, delivery charges prepaid, return receipt requested, or (d) sent by telecopy facsimile with confirmation of delivery; and each such notice or communication shall be deemed to have been given upon the date of delivery (or the date of refusal to accept delivery, as the case may be) as indicated on the delivery receipt or confirmation, at the addresses specified below:

If to Buyer:	Series C, LLC c/o Cole Real Estate Investments 2325 E. Camelback Road, Suite 1100 Phoenix, AZ 85016 Attention: Legal Department Phone: (602) 778-8700 Fax: (480) 449-7012

With a copy to: Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, GA 30326 Attn: Andrew C. Williams Phone: (404) 504-7602 Fax: (404) 365-9532

If to Seller:	Clarion Partners 1420 5th Avenue Suite 2020 Seattle, Washington 98101 Attention: Stephen Latimer Phone: (206) 622-5002 Fax: (206) 622-5950

With a copy to: Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 Attention: Jeffrey A. Usow, Esq. Phone: (312) 701-8612 Fax: (312) 706-8725

If to Escrow Holder:

First American Title Insurance Company

National Commercial Services

The Esplanade Commercial Center

2425 E. Camelback Road, Suite 300

Phoenix, AZ 85016

Attention: Brandon Grajewski

Phone: (602) 567-8145

Fax: (602) 567-8101

Email: Bgrajewski@firstam

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

21. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs and administrators. Notwithstanding the foregoing, Buyer may assign all right, title or interest in or to this Agreement to an entity which controls, is controlled by or is under common control with the assignor; provided that to be effective, any such assignment must be in writing, must contain an express assumption by the assignee of the assignor’s duties, obligations and liabilities under this Agreement and the identity of the assignee must be provided to the other party at least ten (10) days prior to Closing. No assignment shall release or otherwise relieve Buyer from any duties, liabilities or obligations hereunder. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld.

(b) Amendments. This Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

(c) Governing Law. THIS AGREEMENT AND EACH CLOSING DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN THE STATE OF WASHINGTON, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF WASHINGTON IN KING COUNTY OR IN UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF WASHINGTON AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE THEREIN.

(d) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa. This Agreement shall not be construed against either Buyer or Seller but shall be construed as a whole, in accordance with its fair meaning, and as if prepared by Buyer and Seller jointly.

(e) No Obligation to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereto to, any person or entity not a party to this Agreement.

(f) Further Assurances. Each of the parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement.

(g) Merger of Prior Agreements. This Agreement and the schedules and exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof, including without limitation, any letter of intent, which shall be of no further force or effect upon execution of this Agreement by Buyer and Seller.

(h) Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys’ fees. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment. This provision is separate and several and shall survive the merger of this Agreement or any such other document into any judgment on this Agreement or such document.

(i) Time. Time is of the essence of this Agreement. For purposes of this Agreement “business day” shall mean any day other than a Saturday, Sunday, Washington State or national holiday or other day on which commercial bankers in Washington State are generally not open for business. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run to and include the next day which is a business day. All references to a particular time of day shall refer to the time zone in which the Property is located.

(j) Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(k) No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and executed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

(l) Legal Representation. Each party has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement. Each party and its counsel have had an opportunity to review and suggest revisions to the language of this Agreement. Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

(m) Schedules and Exhibits. All references in this Agreement to exhibits and schedules shall, unless otherwise expressly provided, be deemed to be references to the exhibits and schedules attached to this Agreement. All such exhibits and schedules attached hereto are incorporated into this Agreement as though fully set forth herein.

(n) Reserved.

(o) Indemnity. The following provisions govern actions for indemnity under this Agreement or any document or instrument executed pursuant to this Agreement. The indemnitor shall be responsible for any costs, expenses, judgments, damages, liability and losses incurred by the indemnitee with respect to any and all indemnified claims, and the indemnitor, at the indemnitor’s sole cost and expense, shall assume the defense of any and all indemnified claims, with counsel reasonably acceptable to the indemnitee; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential conflicting interests between such indemnitee and any other party represented in such proceeding by counsel retained by the indemnitor. Any delay by the indemnitee in delivering written notice to the indemnitor after indemnitee receives notice of an indemnified claim shall not relieve the indemnitor of any liability to the indemnitee unless, and then only to the extent that, such delay is actually prejudicial to the indemnitor’s ability to defend such action, and the failure to deliver written notice to the indemnitor will not relieve the indemnitor of any other liability that it may have to any indemnitee. The settlement of a claim without the prior written consent of the indemnitor shall not release the indemnitor from liability with respect to such claim if the indemnitor has unreasonably withheld consent to such settlement or has failed to provide or pay for a defense thereof as provided herein. All fees, costs and expenses to be paid by indemnitor hereunder shall be made on a “paid as incurred” basis within thirty (30) days of the indemnitor’s receipt of a statement or invoice therefor. Should the indemnitor object to any such fees, costs or expenses the indemnitor shall nevertheless pay such fees, costs and expenses within said thirty (30) days which payment, if expressly stated in writing at the time of such payment to be “under protest”, shall not prejudice the indemnitor’s right to subsequently object to such fee, cost or expense paid under protest.

(p) Signer’s Warranty. Each individual executing this Agreement on behalf of an entity hereby represents and warrants to the other party or parties to this Agreement that (i) such individual has been duly and validly authorized to execute and deliver this Agreement and any and all other documents contemplated by this Agreement on behalf of such entity; and (ii) this Agreement and all documents executed by such individual on behalf of such entity pursuant to this Agreement are and will be duly authorized, executed and delivered by such entity and are and will be legal, valid and binding obligations of such entity.

(q) No Offer or Binding Contract. The parties hereto agree that the submission of an unexecuted copy or counterpart of this Agreement by one party to another is not intended by either party to be, or be deemed to be a legally binding contract or an offer to enter into a legally binding contract. The parties shall be legally bound pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered this Agreement.

(r) Survival. Whether or not expressly so stated elsewhere in this Agreement, the following provisions of this Agreement shall survive Closing and shall not be merged into the execution, delivery or recording of the Deed: Sections 4(b), 5(g), 5(h), 8(a), 8(f), 8(i), 8(j), 9(c), 9(d), 9(e), 15, 16, 17, 19, 20 and 21. All other terms and provisions of this Agreement, unless otherwise expressly stated, shall merge with and terminate upon recordation of the Deed.

(s) 1031 Exchange. Seller or Purchaser may consummate the sale of the Property as part of a so-called like-kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Should either party elect to consummate an Exchange it shall be conditioned upon: (a) all costs, fees, and expenses attendant to the Exchange being the sole responsibility of the party electing the Exchange; (b) the Closing not being delayed or affected by reason of the Exchange; (c) the consummation or accomplishment of the Exchange not being a condition precedent or condition subsequent to either party’s obligations and covenants under this Agreement; (d) Purchaser not being required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange; and (e) the party not electing the Exchange shall have the right to review and approve (with such approval not to be unreasonably withheld) all documents it is requested to execute in connection with the Exchange.

(t) Tenant Audit Right. In the event that Tenant has the right to inspect and audit the books, records and other documents of the landlord under the Lease which evidence the purchase price of the Property, the development and construction costs of the improvements, and/or common area maintenance costs and expenses, Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that such Tenant could demand an inspection and/or audit thereof pursuant to the Lease and, upon written request therefor from Buyer, or any successor or assign, thereof, shall provide both Buyer and Tenant with reasonable access thereto and otherwise reasonably cooperate (at no cost to Seller) with both Buyer and Tenant with respect to such inspection and/or audit by Tenant. The provisions of this Paragraph 21(t) shall survive Closing.

(u) SEC S-X 3-14 Audit. In order to enable Buyer to comply with reporting requirements, Seller agrees, at no cost to Seller, to make available to Buyer and its representatives such information as has previously been prepared and is in Seller’s possession as is sufficient for Buyer to comply with SEC Rule 3-14 of Regulation S-X, including Seller’s most current financial statements relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request, support (to the extent then existing and in Seller’s possession) for certain operating revenues and expenses specific to the Property. Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. Seller makes no representation or warranty as to the accuracy of any information provided pursuant to this Paragraph 21(u). This Paragraph 21(u) shall survive Closing for a period of one (1) year.

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signatures commence on following page]

[continued from prior page]

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Agreement as of the Effective Date.

“Seller”

CLPF – ELLIOTT WEST, L.P.

By: CLPF – Elliott West GP, LLC, its general partner

By: Clarion Lion Properties Fund Holdings, L.P., its sole member

By: CLPF-Holdings, LLC, its general partner

By: Clarion Lion Properties Fund Holdings REIT, LLC, its sole member

By: Clarion Lion Properties Fund, LP. its managing member

By: Clarion Partners LPF GP, LLC, its general partner

By: Clarion Partners, LLC, its sole member

By:	/s/ Stephen P. Latimer
Stephen P. Latimer
Authorized Signatory

“Buyer”

SERIES C, LLC, an Arizona limited liability company

By:	/s/ Todd J. Weiss
Name:	Todd J. Weiss
Its:	Authorized Officer

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